Exhibit 99.1

FOR IMMEDIATE RELEASE

CellSearch™ Circulating Tumor Cell Kit Receives FDA Clearance for

Monitoring Patients with Metastatic Colorectal Cancer

Data is consistent with that seen in breast cancer and broadens the clinical utility of the

CellSearch test

Huntingdon Valley, PA, November 26, 2007 – Immunicon Corporation (NASDAQ-GM:IMMC) announced today that FDA clearance has been received for the CellSearch™ Circulating Tumor Cell Kit as an aid in the monitoring of patients with metastatic colorectal cancer. The CellSearch test was originally cleared in 2004 for in vitro diagnostic use in patients with metastatic breast cancer. Serial testing for circulating tumor cell (CTC) count should be used in conjunction with other clinical methods for monitoring colorectal or breast cancer. Evaluation of CTC count at any time during the course of disease allows assessment of patient prognosis and is predictive of progression free survival and overall survival. The CellSearch Circulating Tumor Cell Kit, developed by Immunicon, is exclusively marketed by Veridex, LLC, in the cancer field.

The colorectal cancer trial was a prospective, multi-center study designed for longitudinal enumeration of CTCs in patients with metastatic colorectal carcinomas measurable by imaging. A total of 430 evaluable patients were enrolled into the trial between February 2004 and February 2006, from a total of 55 sites in the United States and Europe. Imaging studies were performed prior to the initiation of therapy and at subsequent intervals of approximately 6-12 weeks. CTCs were measured at baseline, 1-2 and 3-5 weeks after the initiation of therapy, and at the time of all subsequent imaging studies (approximately every 6-12 weeks) using Immunicon’s CellTracks® technology. Metastatic colorectal cancer patients remained on the study and provided blood for up to 12 months or until documented evidence of disease progression and/or death. Long-term survival information is being obtained on all patients by medical record review at periodic intervals for up to 24 months after study completion.

Consistent with the data in metastatic breast cancer, CTCs predict survival at multiple time points during the course of therapy. Patients with 3 or more CTCs at any of the time points had a much higher likelihood of dying sooner than patients with less than 3 CTCs. For example, at the 3-5 week time point, patients with 3 or more CTCs had a median survival of 4.4 months, whereas patients with less than 3 has median survival of 16.4 months. This represents a 3.7-fold difference in survival.

Furthermore, the trial showed that changes in CTC count during therapy are significant. Patients with 3 or more CTCs prior to treatment who dropped to less than 3 CTCs had a median survival of 11.7 months, which is a significant improvement in survival when compared to patients whose CTC count remained above 3 for the duration of the trial, where the median survival was only 3.9 months. Patients who started with less than 3 and converted to 3 or more CTCs had a median survival of 7.1 months. Patients with less than 3 CTCs throughout the study had the highest median survival (18.6 months).

Leon Terstappen, chief scientific officer of Immunicon commented, “The new FDA-cleared claims in metastatic colorectal cancer are very important because the clinical utility of CTC counts is validated in a second major carcinoma. The CellSearch test represents an additional tool for oncologists to manage their patients with objective information much sooner than currently available CT imaging.”

Byron Hewett, president and CEO of Immunicon said, “We are pleased to add another carcinoma claim to the CellSearch™ package insert. We look forward to adding claims in prostate cancer by mid-2008.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s key product and clinical development programs, the anticipated clinical utility of Immunicon’s products, and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the risks and uncertainties associated with the arbitration proceeding with Veridex given Immunicon’s dependence on Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates; Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; risks and uncertainties associated with Immunicon’s outstanding convertible notes and warrants; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellTracks” is a registered trademark of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone	215.830.0777
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